As filed with the Securities and Exchange Commission on January 29, 2026

Registration No. 333-292988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

5E Advanced Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1400	87-3426517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9329 Mariposa Road, Suite 210

Hesperia, CA 92344

(442) 221-0225

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Weibel

Chief Executive Officer

5E Advanced Materials, Inc.

9329 Mariposa Road, Suite 210

Hesperia, CA 92344

(442) 221-0225

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Drew Capurro Scott Westhoff Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235	Matthew Bernstein Justin Grossman Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-292988)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-292988) (as amended, the “Registration Statement”) declared effective by the Securities and Exchange Commission on January 29, 2026 and is being filed for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the initial filing of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hesperia, State of California, on January 29, 2026.

5E ADVANCED MATERIALS, INC.

By:	/s/ Paul Weibel
	Name:	Paul Weibel
	Title	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Weibel Paul Weibel	Chief Executive Officer (Principal Executive Officer)	January 29, 2026

/s/ Joshua Malm Joshua Malm	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)	January 29, 2026

* Graham van’t Hoff	Director	January 29, 2026

* Curt Hébert	Director	January 29, 2026

* Barry Dick	Director	January 29, 2026

* Bryn Jones	Director	January 29, 2026

*	By:	/s/ Paul Weibel
Paul Weibel
Attorney-in-fact